                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               CPC INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               CPC INTERNATIONAL INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     CPC
                                    (LOGO)

  INTERNATIONAL PLAZA, P.O. BOX 8000, ENGLEWOOD CLIFFS, NEW JERSEY 07632-9976


                                                                  March 15, 1995

Dear Stockholder:

     On behalf of the Board of Directors, I am pleased to invite you to your Company's 1995 annual meeting of stockholders to be held in Alpine, New Jersey, on Thursday, April 27, 1995 at 9:30 A.M., local time. We hope that many of you will be able to attend.

     The matters to be acted upon by our stockholders are set forth in the notice of annual meeting. At the conclusion of the meeting, we will hold an informal session to present a brief report on the Company's business and respond to your questions.

     Whether or not you plan to attend the meeting, please sign, date and mail your proxy card as soon as possible in the postpaid envelope enclosed. A summary of the proceedings will be included in the midyear report.

     If you plan to attend, please complete the reservation form on the inside back cover and return it to us.

                                        Sincerely yours,

                                        /s/ CHARLES R. SHOEMATE

                                        Charles R. Shoemate
                                        Chairman, President and
                                        Chief Executive Officer

(LOGO)
Printed on Recycled Paper

                             CPC INTERNATIONAL INC.
                              INTERNATIONAL PLAZA
                                 P.O. BOX 8000
                       ENGLEWOOD CLIFFS, N.J. 07632-9976

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of CPC International Inc. will be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New Jersey, on Thursday, April 27, 1995 at 9:30 A.M., local time, for the following purposes:

         1. To elect four directors, each for a term of three years, and one director for a term of one year.

         2. To consider and take action upon the appointment of independent auditors for the Company for 1995.

         3. To consider and take action upon a proposed amendment to the 1993 Stock and Performance Plan.

         4. To transact such other business, if any, as may properly come before the meeting.

     Stockholders of record at the close of business on March 2, 1995 will be entitled to vote at the meeting, and the holders of a majority of the issued and outstanding shares of the capital stock will constitute a quorum for the transaction of business.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY.

                                        By order of the Board of Directors,

                                        /s/ JOHN B. MEAGHER

                                        John B. Meagher
                                        Secretary

March 15, 1995

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Proxy Solicitation and Voting Information.............................    1
Corporate Governance..................................................    2
Stockholder Return Comparison.........................................    6
Compensation and Nominating Committee Report on Executive
   Compensation.......................................................    7
Executive Compensation and Stock Ownership Tables.....................   11
Matters to be Acted Upon:
      Proposal 1.
      Election of Directors...........................................   16
      Proposal 2.
      Appointment of Auditors.........................................   22
      Proposal 3.
      Amendment to the 1993 Stock and Performance Plan................   22
Other Business........................................................   23
Proposals for the 1996 Annual Meeting.................................   23
Additional Information................................................   24
Exhibit...............................................................  E-1

                             CPC INTERNATIONAL INC.
                              INTERNATIONAL PLAZA
                                 P.O. BOX 8000
                       ENGLEWOOD CLIFFS, N.J. 07632-9976

                                PROXY STATEMENT

     This proxy statement, the accompanying proxy and the Company's annual report to stockholders for 1994 are being mailed on March 15, 1995 to all stockholders of record at the close of business on March 2, 1995, in connection with the annual meeting of stockholders to be held on April 27, 1995 or any adjournment of it.

                   PROXY SOLICITATION AND VOTING INFORMATION

     The authorized capital stock of the Company consists of 900,000,000 shares of common stock ($.25 par value) and 25,000,000 shares of preferred stock ($1.00 par value). On March 2, 1995, there were issued and outstanding and entitled to be voted 146,364,403 shares of common stock and 2,170,854 shares of convertible preferred stock ("ESOP preferred stock") held by the trustee of the employee stock ownership plan ("ESOP") component of the Company's Savings/Retirement Plan for Salaried Employees ("Savings Plan"). Each share of common stock and ESOP preferred stock entitles the holder to cast one vote on each matter to be voted upon at the annual meeting. If a stockholder is a participant in the CPC International Stock Fund or ESOP component of the Savings Plan, the proxy will also serve as a voting instruction to the trustee of the Savings Plan. Shares held in either the CPC International Stock Fund or the ESOP component of the Savings Plan as to which no voting instructions have been received (as well as unallocated shares held by the trustee) will be voted by the trustee in the same proportion as the shares for which instructions have been received. If a stockholder is a participant in the Company's Automatic Dividend Reinvestment Plan, the shares of common stock shown on the proxy include the number of full shares held in the Plan account, as well as shares registered in the stockholder's name.

     Proxies marked as abstaining on any matter to be acted upon, and votes withheld by brokers on non-routine matters in the absence of instructions from beneficial owners (broker non-votes), will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. All shares of stock entitled to be voted which are represented by valid and unrevoked proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, the shares will be voted as recommended by the Board of Directors or, in the absence of such recommendation, in the discretion of the persons named in the accompanying proxy. A proxy may be revoked at any time before it is voted at the annual meeting by written notice of revocation to the Secretary of the Company, a valid proxy bearing a later date, or vote by ballot at the meeting.

     The solicitation of proxies is being made by mail and may also be made by telephone, other electronic means, or in person using the services of directors, executive officers, and regular employees of the Company. The cost of the solicitation will be paid by the Company, which has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation for a fee estimated not to exceed $11,000 plus reasonable expenses. On behalf of the Company, D. F. King & Co., Inc. will reimburse brokers, banks and others who are record holders of the Company's stock for reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock.

                              CORPORATE GOVERNANCE

BOARD STRUCTURE AND INDEPENDENCE

     The BOARD OF DIRECTORS presently consists of twelve members, of whom nine are outside directors. Each of the outside directors, in the opinion of the Board, is independent of management and free from any relationship that would interfere with the exercise of independent judgment, and is eligible to serve as a member of the Audit Committee or the Compensation and Nominating Committee under the applicable rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange and the Internal Revenue Service. The facts bearing on the independence of each outside director are reviewed annually by the Audit Committee and reported to the full Board.

     The Company's corporate governance process is the subject of regular review by the Board.

     - The Board conducts an annual evaluation of its own structure and performance, including an assessment of the appropriateness and effectiveness of its governance practices.

     - Regular executive sessions are held at the end of Board meetings to permit frank and unstructured discussions between the outside directors and the chief executive officer. These discussions frequently relate to governance procedures and items for the Board's agenda.

     - Periodic "one-on-one" meetings are held between the chief executive officer and each outside director, to provide additional opportunity for private dialogue.

     Each year, the directors consider and approve specific items to be placed on the agendas for meetings of the Board for the year.

     - In advance of each meeting, management distributes to the directors the agenda and financial and other business information, including background summaries of presentations to be made at the meeting, to facilitate full and informed discussion of the agenda items at the meeting.

BOARD OVERSIGHT OF MANAGEMENT

     A principal function of the Board is to evaluate the performance of the chief executive officer and other executive officers. This evaluation process occurs regularly throughout the year, in formal and informal ways.

     - A formal performance evaluation occurs in January of each year. It begins with a presentation to the Board by the chief executive officer of the operating results for the previous year compared to the goal, and the operating plan and goal for the new year. The outside directors, meeting in executive session, then receive and discuss a report from the chief executive officer on the performance of senior management, management organization and development, and executive succession planning. Finally, with the Chairman of the Compensation and Nominating Committee presiding and in the absence of the chief executive officer, the outside directors review his performance.

     - Immediately following the January Board meeting, the Compensation and Nominating Committee reviews and approves the compensation of the chief executive officer and the other executive officers, including annual bonuses for the preceding year, proposals for salary increases to become effective during the ensuing year, and long-term incentive awards.

     - The Board conducts an annual review of the longer-term business strategies of the Company and each of its operating divisions.

     - The Board also receives presentations of the annual operating results and goals for each division, as well as for the Company as a whole.

     The Board has established a policy encouraging its members to visit principal facilities of the Company. This policy is intended:

     - To give outside directors the opportunity to exercise a more informed judgment concerning the business operations of the Company.

     - To promote increased contact between outside directors and senior management by enabling the directors to meet with managers at their own base of operations.

     - To enable outside directors to report to the Board personal observations and reactions resulting from such visits.

Outside director access to management is further fostered by:

     - Designation of corporate officers as the Committee Executives to work directly with the Chairman of each Committee of the Board.

     - An outside director orientation program.

     - Attendance by outside directors at senior management meetings.

COMMITTEES OF THE BOARD

     There are four Committees of the Board, each of which is chaired by an outside director.

     - The chairmanship and membership of all of the Committees are rotated on a regular basis to give the directors a broader knowledge of the Company's affairs.

     - The Board conducts an annual review of the charter of each Committee.

     - Each Committee establishes its own agendas for the year, and conducts a year-end evaluation of its performance by comparing the topics considered at meetings with its charter as established by the Board.

     - Oral reports of the Committee activities are given at each Board meeting and minutes of Committee meetings are sent to all of the directors.

     The AUDIT COMMITTEE, which is composed entirely of outside directors, held four meetings in 1994. Among its functions are to review the scope and results of the annual audit, approve the non-audit services rendered by the independent auditors and consider the effect thereof on the independence of the auditors, and recommend to the Board appointment of independent auditors for the ensuing year subject to ratification by the stockholders.

     The Committee also reviews the proposed financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures, and the process by which unaudited quarterly financial information is compiled and issued. Both the independent auditors and the corporate general auditor meet privately with the Committee on a regular basis.

     The Committee reviews annually the independence of each outside director.

     The COMPENSATION AND NOMINATING COMMITTEE, which is composed entirely of outside directors, held five meetings in 1994. The Committee approves the compensation of all executive officers and administers executive incentive compensation plans, utilizing the advice of outside compensation consultants. It also reviews employee benefit plans and recommends to the Board proposals for adoption, amendment or termination of such plans. The Committee recommends to the Board of Directors the compensation arrangements for outside directors, and administers the Deferred Compensation and Retirement Income Plans for Outside Directors.

     This Committee develops criteria for Board membership and, with the assistance of outside consultants, considers candidates for membership on the Board. The Committee also reviews, against established criteria, the performance of incumbent directors whose terms are expiring prior to recommending to the Board the nominees for election as directors at the annual meeting of stockholders.

     Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director may do so by writing to the Secretary of the Company and furnishing a statement of the candidate's experience and qualifications.

     The CORPORATE AFFAIRS COMMITTEE, which is composed of a majority of outside directors, held four meetings in 1994. The Committee reviews policies and programs relating to business ethics, community relations, compliance with antitrust laws, customer and consumer relations, disclosure of information and insider trading, employee relations, and protection of the environment. It also reviews major litigation, crisis management organization, and programs for communication with investors, governments and the public.

     The FINANCE COMMITTEE, which is composed of a majority of outside directors, held four meetings in 1994. The Committee reviews policies and practices of the Company affecting its financial structure and position, short- and long-term financing, foreign exchange management, financial derivatives including commodities and hedging, capital expenditures, dividends, insurance coverage and taxes. It recommends to the Board the appointment of trustees and investment managers under employee benefit plans and reviews their performance, and recommends the annual contributions by the Company to fund such plans.

BOARD MEETINGS AND COMPENSATION

     The Board held ten meetings in 1994, and all of the directors attended at least 75 percent of the aggregate of the meetings of the Board and Committees of the Board of which they are members. Attendance of all directors at such meetings averaged 92 percent.

     Outside directors receive an annual retainer of $44,000, and fees of $1,000 for each Board and Committee meeting attended and for each day spent visiting Company facilities. Outside directors who serve as chairmen of the Committees of the Board receive an additional annual retainer of $3,000. Employee directors do not receive any additional compensation for services in that capacity.

     Two-thirds of the annual retainer is paid in cash, and one-third is paid in the form of common stock of the Company which is mandatorily deferred until retirement under the Deferred Compensation Plan for Outside Directors. This Plan further provides that all or part of a director's cash compensation may, at the director's option, be deferred, invested in common stock of the Company or in an interest-bearing account, and paid after retirement from the Board.

     The Company has a Retirement Income Plan for Outside Directors whereby outside directors who have served as such for five or more years will receive, upon retirement from the Board, an annual payment equal to the rate of annual cash retainer in effect on the date of their retirement, payable for a period equal to the shorter of (a) the number of years and months the retired director served as a member of the Board of Directors, or (b) the life of the retired director.

     Pursuant to the Board's policy on tenure of directors, outside directors and former chief executive officers will not be renominated for election as a director after attaining age 70, and other employee directors will not be renominated following retirement as an officer.

                         STOCKHOLDER RETURN COMPARISON

     The following graph compares the yearly percentage change in the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's Foods Index (the "S&P Foods Index"), the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a Peer Group Index of food and food-related companies. As explained in the Compensation and Nominating Committee Report on Executive Compensation on page 8, the companies in the Peer Group were approved by the Committee for measurement of the Company's performance during the 1995 performance cycle established under the 1993 Stock and Performance Plan. This cycle began on January 1, 1995 and will terminate on December 31, 1998. The historical performance of the Peer Group Index, weighted for market capitalization, is shown as a reference. The Peer Group consists of Archer-Daniels-Midland Company, Campbell Soup Company, Con Agra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel & Company, Kellogg Company, McCormick & Company, Incorporated, The Quaker Oats Company, Sara Lee Corporation, Smucker (J.M.), Co., Unilever N.V., and Wm. Wrigley Jr. Company. The graph assumes that $100 was invested on December 31, 1989 in each of CPC common stock, the S&P Foods Index, the S&P 500 Index, and the Peer Group Index, and that all dividends were reinvested.

                           CPC Inter-
   Measurement Period       national     S&P Foods     S&P 500    Peer Group
  (Fiscal Year Covered)       Inc.         Index        Index        Index
1989                            100          100          100          100
1990                            115.92       107.79        96.89       109.26
1991                            129.23       157.25       126.42       160.63
1992                            148.33       156.88       136.05       163.19
1993                            143.62       143.97       149.76       155.27
1994                            165.07       160.92       151.74       167.20

                  COMPENSATION AND NOMINATING COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL DISCUSSION OF SHORT-TERM COMPENSATION

     The Company's short-term compensation program, consisting of base salary and annual bonus, is administered by using the concepts of a salary range and target bonus for each executive position. Salary ranges and bonus targets are established reflecting data from salary surveys of companies in the consumer goods and food sectors. The companies surveyed are those with which the Company competes in the marketplace in business results, for human resources, and in stockholder return. These companies are similar but not identical to those in the S&P Foods Index and the Peer Group Index in the Stockholder Return Comparison graph on page 6 because survey data is not available for all of such Index companies.

     Each salary range has a midpoint which represents the average salary for comparable surveyed positions, and a range that varies about 27% above and below midpoint for the highest level position and about 24% for the lowest level position. An individual executive's progress through and position in the salary range depend primarily upon individual performance and time in the job. Target annual bonuses have also been established for each position as a percentage of salary. These target annual bonus levels are at the middle range of bonus targets for similar positions in the surveyed companies. The size of bonus actually paid depends upon the performance of the Company, the business unit, and the individual. The principal factors used in assessing such performance include earnings per share growth at the Company level, sales and operating income growth at both the Company and business unit levels, and achievement of agreed-upon objectives at the business unit and individual level. The relative importance given each of these factors in determining bonuses is discretionary on the part of the Committee and may vary by individual position responsibilities and from year to year. In addition to surveys of competitive practice, the Committee, which consists entirely of outside directors, periodically uses independent consultants to review these salary ranges and bonus targets for accuracy and appropriateness, and to review the appropriateness of compensation actually paid. It is the Company's objective to be fully competitive in salaries and bonuses paid (generally at compensation survey average levels) with companies with which it competes.

BASIS FOR SPECIFIC SHORT-TERM COMPENSATION ACTIONS

     The base salaries in 1994 of the five highest paid executive officers named in the Summary Compensation Table on page 11, vary from 10% below to 10% above midpoint of their respective ranges. As noted earlier, the salary range midpoint for a position represents the average salary for that position within the surveyed group of companies. In the salaries reported in the Table, variances from midpoint correlate to individual performance and time in position. In the Committee's opinion, Company base salaries are well within competitive norms and appropriately reflect individual contribution and impact of the position upon Company results.

     Bonuses for executive officers with corporate responsibilities reflect overall corporate performance as well as individual performance. Bonuses for executive officers with operations responsibilities primarily reflect business unit performance, but also reflect corporate performance as well as individual performance. In 1994, before special charges for 1994, earnings per share were up 7.5%, operating income increased 6.3%, volumes were up over 9.1%, and return on equity was about 26%. Based on these results and respective business unit results, and relative to the surveyed companies referred to above, bonus awards for executive officers are appropriate and well within competitive norms. Bonuses for the five highest paid executive officers range from about 15% below target bonus to 3% above target bonus, and total bonuses for all executive officers increased about 8% over the previous year.

     Specifically with regard to the chief executive officer, Mr. Shoemate, the Committee authorized a salary increase effective March 1994 equating to 6.8% on an annualized basis. This increase was based on Company performance for the previous year, Mr. Shoemate's position in salary range, and the Committee's judgment of his individual performance in leading the organization toward achievement of its strategic, operational, and other objectives. Mr. Shoemate's bonus for 1994 was $485,000. This represents 67% of base salary at the time of the award, compared to a target bonus of 65%. This bonus award was based on Mr. Shoemate's performance in leading the Company to achieve strong financial results, as well as his strategic leadership in areas such as capital investment and acquisitions. His award also reflects continued progress in the areas of organizational effectiveness, management development, corporate governance and corporate values.

GENERAL DISCUSSION OF LONG-TERM COMPENSATION

     The Company's long-term compensation program consists of annual awards of performance units and stock options under the Stock and Performance Plan. The number of options granted is equal to the number of performance units. For a more detailed description of how these tandem awards work, refer to footnote (1) to the Option Grants table on page 12. The size of performance awards granted depends upon the individual's performance, the size of awards previously granted and, to a lesser extent, time in position. The weight given to each factor may vary by individual and from year to year in the Committee's discretion. The size of awards is generally in the mid-range of long-term compensation practices among surveyed consumer goods and food sector companies. Competitiveness is assessed by independent consultants' evaluations of survey data. Because of the wide range of approaches to long-term compensation, companies surveyed for this purpose are similar but not identical to those surveyed for short-term compensation.

     Earning of awards depends entirely upon the Company's stockholder return (stock price appreciation plus dividends paid) compared to a group of food and other consumer products companies with which the Company believes it competes for investors. Each year the Committee reviews and approves the companies to be included in the comparator group for the performance cycle established in that year. The comparator group approved for the cycle established in 1995 is the Peer Group described under "Stockholder Return Comparison" on page 6. The award earned is paid primarily in Company common stock. To the extent that performance awards are earned, an equivalent number of the options granted in tandem are cancelled. The value of the award earned is dependent upon the value of Company stock and its price appreciation from the beginning to the end of the four-year performance cycle. Payments are made at the end of the four-year cycle.

BASIS FOR SPECIFIC LONG-TERM COMPENSATION ACTIONS

     Award payments made in January 1995 and reported in the Summary Compensation Table on page 11 reflect annual and cumulative stockholder results over a four-year period beginning January 1, 1991 and ending December 31, 1994. During the four-year cycle, participants had the opportunity to earn 25% of their awards in each year of the cycle. In the first cycle year (1991), nothing was earned. In the second year (1992), 25% was earned. In the third year (1993), 18.75% was earned, and in the fourth and final year (1994), 25% was earned. Thus, over the four years, 68.75% of the potential performance award was earned and paid at the end of the cycle. From the date of the award, the Company's share price increased 36%, from $38.9375 to $52.9375.

     Since 68.75% of the performance award was earned, 68.75% of the tandem options were cancelled. The balance of 31.25% of the stock options granted remain in effect with an exercise price equal to 100% of the fair market value of the Company's common stock at the date of the award in 1991. This provides continuing incentive to increase share price and, therefore, return to the stockholder. Without share price increase, these options have no value to the executive.

     In 1994, Mr. Shoemate received an award of 40,000 performance units which may be earned over a four-year cycle ending in 1997, and a tandem award of 40,000 stock options. The Committee's decision to grant this award was based upon its assessment of the long-term compensation survey data, and independent consultants' evaluations thereof, referred to above. The award is designed to provide further incentive for Mr. Shoemate to lead the Company in maximizing stockholder value.

     Based on survey data, the aggregate potential value of long-term awards is competitive. The value of awards is highly leveraged, so that if the Company's performance is above or below that of the comparator group of companies referred to earlier, the value of payments to participants may be well above or well below that provided by such companies.

OVERALL PROGRAM RISK AND LEVERAGE

     As the compensation tables in this proxy statement indicate, a significant portion of executive compensation has been placed at risk. Payments under the annual bonus program are dependent upon annual business results and individual performance. Long-term award payments are dependent upon the Company's stockholder return relative to the comparator group of companies referred to earlier. In the case of Mr. Shoemate, 71.4% of his annual and long-term compensation came from variable compensation plans which relate to Company performance and only 28.6% from base salary. Similar degrees of risk exist for the four other highest paid executive officers.

EXECUTIVE STOCK OWNERSHIP TARGETS

     In 1993, the Company established stock ownership targets for all participants in the Company's Stock and Performance Plan. The ownership target for the chief executive officer is seven times base salary; for the most senior operating and corporate staff officers it is five times base salary; for remaining officers, it is three times base salary; and for non-officer participants, it is equal to base salary. Stock used to assess this ownership target includes stock directly owned by the executive, and stock owned indirectly through participation in the Deferred Stock Unit Plan described in footnote (3) to the Stock Ownership Table on page 15, but excludes shares covered by unexercised stock options. Executives are expected to attain these ownership targets within three to five years, although executives who have been in their positions for a considerable period or who have been participants in the Stock and Performance Plan for some time are expected to achieve target ownership levels sooner. Although ownership targets were only recently established, three executive officers named in the Summary Compensation Table exceed their targets. In addition, Mr. Shoemate has already attained about 77% of his target of about 100,000 shares. Mr. Shoemate has sufficient stock options to achieve target ownership level during the specified time period, and has expressed his intention to exercise additional options as prudent financial planning and personal economic circumstances permit. Furthermore, the 1992 cycle of the Stock and Performance Plan, based upon the Company's competitive performance in the first three years of the cycle, will result in significant additional shares being earned and added to Mr. Shoemate's total ownership position in January 1996.

DEDUCTIBILITY CAP ON COMPENSATION EXCEEDING $1,000,000

     The Committee has reviewed the 1993 tax law changes and proposed Internal Revenue Service regulations regarding the limitation on deductibility of annual compensation payments in excess of $1 million to each of the five highest paid executive officers. It is the Committee's policy to eliminate or limit, to the extent deemed prudent, the compensation which would not be deductible under these rules. The Committee's conclusion is that the new rules will have no impact on the Company for 1994, and it is anticipated that there will also be no impact for 1995; this is because a substantial portion of compensation paid or to be paid in those years to the five highest paid executive officers satisfies "grandfather" provisions in these rules and, as a result, is excluded in determining whether the $1 million cap is exceeded. This includes salaries paid under employment agreements, and compensation resulting from stock option grants and performance awards under the Company's Stock and Performance Plans. The Board of Directors recommends that the stockholders approve an amendment to the 1993 Stock and Performance Plan, as set forth in Proposal 3 on page 22 of this proxy statement, so that compensation paid under the Plan will meet the "performance related" exception in the new rules and will continue to be excluded.

                                          Compensation and Nominating Committee:

                                          T. H. Black, Chairman
                                          A. C. DeCrane, Jr.
                                          W. C. Ferguson
                                          R. G. Holder
                                          W. S. Norman

               EXECUTIVE COMPENSATION AND STOCK OWNERSHIP TABLES

     The following table summarizes the compensation awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company (the "named executive officers") for services rendered in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                     ------------------------------------
                                                                    AWARDS       PAYOUTS
                                                                  ----------    ---------
                            ANNUAL COMPENSATION                   SECURITIES    LONG-TERM
                          ------------------------   RESTRICTED   UNDERLYING    INCENTIVE    ALL OTHER
        NAME AND                 SALARY     BONUS      STOCK       OPTIONS/      PAYOUTS    COMPENSATION
   PRINCIPAL POSITION     YEAR     ($)       ($)     AWARDS($)    SARS(#)(1)     ($)(2)        ($)(3)
------------------------  ----   -------   -------   ---------    ----------    ---------   ------------
C. R. Shoemate,           1994   716,667   485,000          0       40,000      1,304,188      109,638
  Chairman, President     1993   670,833   455,000          0       36,000        696,094       45,146
  and                     1992   625,000   430,000          0       34,000        625,933       41,362
  Chief Executive
  Officer

R. J. Gillespie,          1994   453,750   215,000          0       20,000        698,645       71,564
  Senior Vice President   1993   432,083   215,000          0       18,000        502,734       27,373
  and President of the    1992   400,000   185,000          0       17,000        500,766       25,837
  Best Foods Division

A. Labergere,             1994   362,500   220,000          0       20,000        465,781       21,700
  Senior Vice President   1993   337,500   190,000          0       18,000        212,672       15,500
  and President of the    1992   310,000   170,000     86,875(4)    15,000        183,614       12,400
  CPC Europe Division

C. B. Storms,             1994   359,583   170,000          0       13,500        605,489       23,840
  Senior Vice President   1993   341,667   165,000          0       13,500        483,375       21,843
  and General Counsel     1992   320,833   155,000          0       13,500        500,766       21,254

K. Schlatter,             1994   342,500   160,000          0       13,500        465,781      105,319
  Senior Vice President   1993   302,500   150,000          0       12,000        348,047       19,404
  and Chief Financial     1992   258,333   120,000          0       11,000        354,697       17,052
  Officer

---------------

(1) No stock appreciation rights ("SARs") were granted to the named executive officers in any of the three reporting years.

(2) Includes cash and the market value of the Company's common stock paid in respect of performance units awarded under the 1984 Stock and Performance Plan at the end of four-year performance cycles.

(3) Includes the following for 1994:

     a. Company matching contributions to defined contribution plans as follows:
        C. R. Shoemate, $46,793; R. J. Gillespie, $30,251; A. Labergere, $21,700; C. B. Storms, $23,840; and K. Schlatter, $23,242.

     b. Value of premiums paid by the Company under the Executive Life Insurance Plan as follows: C. R. Shoemate, $57,062; R. J. Gillespie, $41,313; and
        K. Schlatter, $82,077.

     c. For C. R. Shoemate, $5,783 of above-market interest at the rate credited to all participants in the Deferred Compensation Plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account, and paid over a fifteen-year period following retirement.

(4) Represents the value of 2,000 shares of restricted stock on the date of award. Restrictions lapse on one-fourth of the shares on each of the first four anniversary dates of the award. On December 31, 1994 the 1,000 remaining restricted shares had a value of $53,250. Dividends are paid on restricted stock at the rate paid to all stockholders. The named executive officers hold no other shares of restricted stock.

OPTION GRANTS

     Information concerning grants of stock options in 1994 is presented in the following table. The options were granted at an exercise price equal to the fair market value of the Company's stock on the date of grant, in tandem with performance units, the material terms of which are set forth in footnote (1) to the table.

                             OPTION GRANTS IN 1994

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                                                            STOCK PRICE APPRECIATION
                           INDIVIDUAL GRANTS                                 FOR 10-YEAR OPTION TERM
----------------------------------------------------------------------   -------------------------------
                      NUMBER OF    PERCENT OF
                     SECURITIES   TOTAL OPTIONS
                     UNDERLYING    GRANTED TO     EXERCISE                  0%       5%(2)       10%(2)
                       OPTIONS      EMPLOYEES      PRICE     EXPIRATION  ($47.50)   ($77.36)   ($123.17)
        NAME        GRANTED(#)(1)    IN 1994     ($/SHARE)      DATE       ($)        ($)         ($)
--------------------------------- -------------  ----------  ---------- ---------- ----------  ----------
C. R. Shoemate......     40,000        5.3          47.50      1/17/04       0      1,194,486   3,026,824
R. J. Gillespie.....     20,000        2.7          47.50      1/17/04       0        597,243   1,513,412
A. Labergere........     20,000        2.7          47.50      1/17/04       0        597,243   1,513,412
C. B. Storms........     13,500        1.8          47.50      1/17/04       0        403,139   1,021,533
K. Schlatter........     13,500        1.8          47.50      1/17/04       0        403,139   1,021,533

---------------
(1) The options listed were granted in tandem with an equivalent number of performance units under the 1993 Stock and Performance Plan. The performance units were issued for a cycle of four years' duration, with a goal based on improvement in stockholder value, determined by the increase in the value of common stock of the Company during each year of the cycle assuming reinvestment of dividends, measured against the performance of common stock of comparable companies. Up to 25% of the units may be earned in each year of the cycle and are payable at the conclusion of the cycle. To the extent performance units are earned and payable, a corresponding number of options are cancelled. To the extent options are exercised, a corresponding number of performance units are cancelled. All options were granted on January 18, 1994 and became exercisable on January 18, 1995. Under the 1993 Plan, in the event of a change in control of the Company, all performance cycles will terminate and participants will receive the value in cash of the performance units theretofore earned and 100% of the units that could have been earned during the remainder of each of the cycles. The amounts paid to the named executive officers for the cycles ending in 1994, 1993 and 1992 are shown as "Long-term Incentive Payouts" in the Summary Compensation Table on page 11.

(2) The amounts shown under these columns are calculated at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The amounts shown assume that no performance units will be earned so that all options granted will be exercisable.

OPTION/SAR EXERCISES AND YEAR-END VALUES

     The net value realized upon the exercise in 1994 of previously granted options and SARs, and the number and value of unexercised options and SARs, are shown in the following table.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1994

                                                                    NUMBER OF
                                                                    SECURITIES                 VALUE OF
                                                                    UNDERLYING                UNEXERCISED
                                                                   UNEXERCISED               IN-THE-MONEY
                                                                 OPTIONS/SARS AT            OPTIONS/SARS AT
                                                               DECEMBER 31, 1994(#)     DECEMBER 31, 1994($)(2)
                               SHARES                          --------------------     -----------------------
                              ACQUIRED          VALUE              EXERCISABLE/              EXERCISABLE/
          NAME             ON EXERCISE(#)   REALIZED($)(1)        UNEXERCISABLE              UNEXERCISABLE
-------------------------  --------------   --------------     --------------------     -----------------------
C. R. Shoemate...........      --               --                 85,188/91,000           1,025,346/623,719
R. J. Gillespie..........       8,500           330,898            27,874/45,749             707,838/315,423
A. Labergere.............         345             4,808             5,187/43,500              59,294/287,328
C. B. Storms.............      --               --                 20,937/33,624             462,872/238,033
K. Schlatter.............      --               --                 15,374/30,500             334,055/209,547

---------------
(1) Amounts shown are based on the difference between the market value of the Company's stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of the Company's common stock on December 30, 1994 ($53.25) and the exercise price.

PENSION BENEFITS

     The following table illustrates annual pension benefits payable under the Company's defined benefit pension plans for salaried employees.

                               PENSION PLAN TABLE

               5-YEAR AVERAGE                                   YEARS OF SERVICE
                   ANNUAL                     -----------------------------------------------------
                COMPENSATION                     10         15         20         25        30(1)
--------------------------------------------  ---------  ---------  ---------  ---------  ---------
$  400,000..................................  $  48,000  $  72,000  $  96,000  $ 120,000  $ 144,000
   600,000..................................     72,000    108,000    144,000    180,000    216,000
   800,000..................................     96,000    144,000    192,000    240,000    288,000
 1,000,000..................................    120,000    180,000    240,000    300,000    360,000
 1,200,000..................................    144,000    216,000    288,000    360,000    432,000
 1,400,000..................................    168,000    252,000    336,000    420,000    504,000

---------------
(1) No additional benefits accrue after 30 years of service.

     Compensation covered by the plans comprises salary and, with certain limitations, bonus payments. Compensation in 1994 for the named executive officers and their years of service for purposes of the plans as of December 31, 1994, were as follows: C. R. Shoemate, $1,075,000 and 30; R. J. Gillespie, $668,750 and 29; A. Labergere, $543,750 and 11; C. B. Storms, $529,583 and 30;
and K. Schlatter, $502,500 and 30. Amounts shown in the

Pension Plan Table are computed as a straight life annuity upon retirement at age 62 or later and are not subject to any deduction for Social Security benefits.

              EMPLOYMENT AGREEMENTS AND SPECIAL SEVERANCE PROGRAM

     The Company offers employment agreements to all of its executive officers and certain other key executives. In addition to setting forth general terms and conditions of employment, the agreements provide for the continuation of full salary, and continued participation in the Company's executive compensation and employee benefit plans and programs, in the event of termination of employment by the Company other than for cause, or by the individual due to breach of the agreement by the Company. The periods for the continuation of salary and participation in such plans and programs for the named executive officers who have accepted such agreements are as follows: C. R. Shoemate, 3 years; R. J. Gillespie, 2 years; C. B. Storms, 18 months; and K. Schlatter, 18 months.

     The Company maintains a Special Severance Program, applicable to full-time U.S. salaried employees who do not have employment agreements, which provides for continuation of salary and employee benefit programs for periods ranging from three months to one year, depending primarily on length of service, in the event of termination of employment within two years following a change in control of the Company.

                             STOCK OWNERSHIP TABLE

     Fidelity Management Trust Company of Boston, Massachusetts, as trustee of the ESOP component of the Savings Plan, is the record owner of all of the 1,584,314 unallocated shares of ESOP preferred stock, or 72.98 percent of the outstanding preferred stock of the Company. To the best of the Company's knowledge, no person or group of persons owned beneficially more than five percent of the outstanding common stock of the Company on March 2, 1995, the record date.

     The following table sets forth the common stock ownership as of February 28, 1995 of each director, the named executive officers, and all directors and officers as a group. All nominees, directors and executive officers as a group own beneficially less than one percent of each of the outstanding common and ESOP preferred stock.

                                   SHARES                    STOCK
                NAME              OWNED(1)     OTHER(2)     UNITS(3)     TOTAL(4)
    ----------------------------  --------     --------     --------     --------
    T. H. Black.................     5,000        --           1,375        6,375
    A. C. DeCrane, Jr. .........       500        --              68          568
    W. C. Ferguson..............     --           2,800        1,837        4,637
    R. J. Gillespie.............    24,881       66,153        --          91,034
    E. R. Gordon................     2,000        --           4,163        6,163
    G. V. Grune.................     2,200        --           2,346        4,546
    L. I. Higdon, Jr. ..........       200        --             191          391
    R. G. Holder................     1,000        1,000        1,548        3,548
    E. S. Kraus.................       200        --              68          268
    A. Labergere................    12,474        --           --          12,474
    W. S. Norman................       400        --             191          591
    K. Schlatter................    17,553       51,821        2,996       72,370
    C. R. Shoemate..............   147,503       13,200        1,872      162,575
    C. B. Storms................    69,604        5,125        1,872       76,601
    All directors and executive
       officers as a group (28
       persons).................   666,622      187,700       29,387      883,709

---------------
(1) Includes all shares which may be purchased before April 30, 1995 upon the exercise of stock options as follows: R. J. Gillespie, 23,874; A. Labergere, 5,187; K. Schlatter, 15,374; C. R. Shoemate, 85,188; C. B. Storms, 20,937;
    and all directors and executive officers as a group, 287,699.

(2) Includes shares held jointly with or owned by spouses or minor children or held in certain fiduciary capacities. K. Schlatter, C. R. Shoemate, and all directors and executive officers as a group disclaim beneficial ownership of, respectively, 16,900, 13,200 and 37,400 of such shares.

(3) For the executive officers, the stock units represent annual bonus deferred and credited in the form of common stock under the Deferred Stock Unit Plan. Amounts so deferred are payable only in cash following retirement or termination of employment. For the outside directors, the stock units represent retainer and fees deferred in the form of common stock under the Deferred Compensation Plan for Outside Directors described on page 5.

(4) In addition, Messrs. Gillespie, Schlatter, Shoemate and Storms have, respectively, 1,536, 1,522, 1,536 and 1,808 shares, and all executive officers as a group have a total of 25,378 shares, of ESOP preferred stock allocated to their accounts in the Savings Plan.

                            MATTERS TO BE ACTED UPON

                      Proposal 1.   Election of Directors

     The Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. In accordance with the recommendation of its Compensation and Nominating Committee, the Board has nominated Alfred C. DeCrane, Jr., who was elected by the Board in September 1994, Robert J. Gillespie, Ellen R. Gordon and George V. Grune for reelection, each for a three-year term that will expire in 1998. In addition, the Board has nominated Eileen S. Kraus, who was elected by the Board in September 1994, for initial election by stockholders for a one-year term that will expire in 1996.

     All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies will be cast for substitute nominees designated by the Board of Directors unless the Board has further reduced its membership prior to the meeting. The Board does not anticipate that any of the nominees will be unavailable. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages.

     Biographical information concerning each of the nominees and directors continuing in office is presented on this and the following pages.

VOTE REQUIRED

     A plurality of the votes of the shares present in person or represented by proxy at the annual meeting is required to elect directors.
--------------------------------------------------------------------------------

            CLASS III NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1998
--------------------------------------------------------------------------------

                  ALFRED C. DECRANE, JR.

                  Age -- 63
                  Director since September 1994
                  Member of the Compensation and Nominating and Finance
                  Committees

     (Picture)    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXACO INC.

                  Mr. DeCrane was elected President of Texaco Inc. in 1983, Chairman of the Board in 1987, and Chief Executive Officer in 1993. He is a director of Texaco Inc., CIGNA Corporation, and Dean Witter, Discover & Co. He is a trustee of the Committee for Economic Development and The Conference Board, Inc., a director of the American Petroleum Institute, and a member of the National Petroleum Council and The Business Roundtable. He is also a member of the Board of Trustees of the University of Notre Dame and a Managing Director of the Metropolitan Opera Association.

--------------------------------------------------------------------------------

                  ROBERT J. GILLESPIE

                  Age -- 52
                  Director since 1988
                  Member of the Finance Committee

     (Picture)    SENIOR VICE PRESIDENT OF THE COMPANY AND PRESIDENT OF THE BEST
                  FOODS DIVISION

                  Mr. Gillespie was elected a Senior Vice President of the Company in November 1991. He joined the Company in 1965 and in 1976 became President of Canada Starch Company, a subsidiary of the Company. In 1980 he was elected a Vice President of the Company and appointed President of the Corn Products Unit of CPC North America. Prior to his appointment as President of the Best Foods Division in 1988, he served in several executive positions within that Division. Mr. Gillespie is the Company's representative to the Grocery Manufacturers of America, Inc., a member of the GMA Industry Productivity Council, and a member of the Advisory Board of the Sarah W. Stedman Center for Nutritional Studies of Duke University.
--------------------------------------------------------------------------------

                  ELLEN R. GORDON

                  Age -- 63
                  Director since 1991
                  Chairman of the Audit Committee and member of the Finance Committee

     (Picture)    PRESIDENT AND CHIEF OPERATING OFFICER OF TOOTSIE ROLL
                  INDUSTRIES, INC.

                  Ms. Gordon was elected President and Chief Operating Officer of Tootsie Roll Industries, Inc. in 1978. Prior to her election as President, Ms. Gordon served as Senior Vice President. She joined the company in 1968 as a director and from 1974 served in various executive capacities. Ms. Gordon is a member of the Advisory Council of the Stanford University Graduate School of Business, the Board of Fellows of the Faculty of Medicine of the Harvard Medical School, the Advisory Council of the J. L. Kellogg Graduate School of Management of Northwestern University, the University of Chicago Council on the Division of the Biological Sciences and the Pritzker School of Medicine, the President's Export Council, the Committee of 200, the Committee for Economic Development, and a director of the National Confectioners Association.

--------------------------------------------------------------------------------

                  GEORGE V. GRUNE

                  Age -- 65
                  Director since 1985
                  Chairman of the Finance Committee and
                  member of the Audit Committee

     (Picture)    CHAIRMAN OF THE READER'S DIGEST ASSOCIATION, INC.

                  Mr. Grune joined The Reader's Digest in 1960 and served in various executive capacities until his election in 1984 as Chairman and Chief Executive Officer. Since August 1994 he has continued to serve as Chairman. He is also a director of Avon Products, Inc., Chemical Banking Corporation and Federated Department Stores, Inc. He is chairman of The Boys & Girls Clubs of America and vice chairman of the Board of Trustees of The Conference Board, Inc. He is also a trustee of Duke University and an overseer of Roy E. Crummer Graduate School of Business at Rollins College.
--------------------------------------------------------------------------------

              CLASS I NOMINEE FOR A ONE-YEAR TERM EXPIRING IN 1996
--------------------------------------------------------------------------------

                  EILEEN S. KRAUS

                  Age -- 56
                  Director since September 1994
                  Member of the Audit and Corporate Affairs Committees

     (Picture)    VICE CHAIRMAN OF SHAWMUT NATIONAL CORPORATION AND PRESIDENT OF
                  SHAWMUT BANK CONNECTICUT, N.A.

                  Ms. Kraus served as Vice Chairman, Consumer Banking and Marketing Groups, Shawmut National Corporation from 1990 until September 1992 and Executive Vice President of such Groups from 1988 until July 1990. She is a director of The Stanley Works and Yankee Energy System, Inc. Ms. Kraus is also a trustee and executive committee member of Trinity College, Kingswood-Oxford School and Horace Bushnell Memorial Hall, and Chairman of the Greater Hartford Chamber of Commerce.

--------------------------------------------------------------------------------

               CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1996
--------------------------------------------------------------------------------

                  THEODORE H. BLACK

                  Age -- 66
                  Director since 1989
                  Chairman of the Compensation and Nominating Committee and member of the Corporate Affairs Committee

     (Picture)    FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF INGERSOLL-RAND
                  COMPANY

                  Mr. Black served as President and Chief Operating Officer of Ingersoll-Rand Company during 1988, and as Chairman and Chief Executive Officer until November 1993. He is also a director of General Public Utilities Corporation, McDermott International, Inc. and Ingersoll-Rand Company.
--------------------------------------------------------------------------------

                  RICHARD G. HOLDER

                  Age -- 63
                  Director since 1992
                  Chairman of the Corporate Affairs Committee and member of the Compensation and Nominating Committee

     (Picture)    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REYNOLDS METALS
                  COMPANY

                  Mr. Holder served as President and Chief Operating Officer of Reynolds Metals Company from 1988 until May 1992, when he assumed his present position. Previously, he served as Executive Vice President and Chief Operating Officer from 1986. Mr. Holder is a director of Universal Corp., a trustee of the Virginia Foundation for Independent Colleges, and a member of the Board of Directors of the National Association of Manufacturers and the American Red Cross Corporate Advisory Committee. Mr. Holder served as chairman of the Aluminum Association from September 1991 through December 1993.

--------------------------------------------------------------------------------

                  ALAIN LABERGERE

                  Age -- 60
                  Director since 1992
                  Member of the Corporate Affairs Committee

     (Picture)    SENIOR VICE PRESIDENT OF THE COMPANY AND PRESIDENT OF THE CPC
                  EUROPE DIVISION

                  Mr. Labergere joined the Company in 1983 and in 1990 was appointed Vice President, Regional Operations, for the CPC Europe Consumer Foods Division headquartered in Brussels. In 1991 he was appointed President of the CPC Europe Division and elected a corporate Vice President. He was elected a Senior Vice President of the Company in October 1991. Mr. Labergere is a member of the Board of the Confederation of the Food and Drink Industries of the EEC (CIAA) in Brussels.
--------------------------------------------------------------------------------

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1997
--------------------------------------------------------------------------------

                  WILLIAM C. FERGUSON

                  Age -- 64
                  Director since 1988
                  Member of the Compensation and Nominating and Corporate Affairs Committees

     (Picture)    CHAIRMAN OF THE BOARD OF NYNEX CORPORATION

                  Mr. Ferguson retired as Chief Executive Officer of NYNEX on January 1, 1995. Prior to October 1989, he served as President and Chief Executive Officer, and Vice Chairman. Previously, Mr. Ferguson served as President and Chief Executive Officer of New York Telephone Co. from 1983. He is also a director of General Re Corporation and Viacom Inc. Mr. Ferguson is a director and former Chairman of The Business Council of New York, a director of United Ways of Tri-State and Chairman of the Board of Trustees of Albion College.

--------------------------------------------------------------------------------

                  LEO I. HIGDON, JR.

                  Age -- 48
                  Director since 1993
                  Member of the Audit and Corporate Affairs Committees

     (Picture)    DEAN OF COLGATE DARDEN GRADUATE SCHOOL OF BUSINESS
                  ADMINISTRATION AT THE UNIVERSITY OF VIRGINIA

                  Mr. Higdon has headed the Darden School, located in Charlottesville, Virginia, since October 1993. He joined the University of Virginia from Salomon Brothers Inc, where he was a member of the Executive Committee. During his 20-year career at Salomon Brothers, Mr. Higdon served as a managing director with responsibilities for corporate finance and mergers and acquisitions, as the firm's vice chairman, and as its co-head of global investment banking. He is also a director of Crompton & Knowles Corp. and Africare and a trustee of Georgetown University.
--------------------------------------------------------------------------------

                  WILLIAM S. NORMAN

                  Age -- 56
                  Director since 1993
                  Member of the Compensation and Nominating and Finance Committees

     (Picture)    PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE TRAVEL INDUSTRY
                  ASSOCIATION OF AMERICA

                  Mr. Norman joined the Travel Industry Association of America as President and Chief Executive Officer in the Fall of 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corp. (AMTRAK) since 1987. He is a director of the Travel Industry Association of America, the United Nations Association of the United States of America, the U.S. Navy Memorial Foundation and the Logistics Management Institute. He is also a member of the Board of Visitors of The American University's Kogod College of Business Administration.

--------------------------------------------------------------------------------

                  CHARLES R. SHOEMATE

                  Age -- 55
                  Director since 1988

     (Picture)    CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  OF THE COMPANY

                  Mr. Shoemate was elected Chairman of the Board and Chief Executive Officer in 1990. Prior to his election as President in 1988, Mr. Shoemate served as Vice President of the Company and President of the Corn Refining Division. Mr. Shoemate joined the Company in 1962 and progressed through a variety of positions in manufacturing, finance and business management. In 1981, he was appointed President of Canada Starch Company, a subsidiary of the Company. He is a director of CIGNA Corporation, International Paper Co., the Grocery Manufacturers of America, Inc., and the Americas Society. He is a member of The Business Roundtable, the Committee for Economic Development, and The Conference Board, Inc.
--------------------------------------------------------------------------------

                     Proposal 2.   Appointment of Auditors

     The Board of Directors, in accordance with the recommendation of its Audit Committee, intends to appoint, subject to ratification by the stockholders, KPMG Peat Marwick LLP as independent auditors in respect of the Company's operations in 1995. If KPMG Peat Marwick LLP should decline to accept or become incapable of accepting, or if their appointment is otherwise discontinued, the Board of Directors will appoint other independent auditors. A partner of KPMG Peat Marwick LLP will be present at the stockholders' meeting and will have an opportunity to make a statement and respond to appropriate questions.

     In addition to audit services, KPMG Peat Marwick LLP has rendered non-audit services to the Company. The non-audit services are reviewed by the Audit Committee to assure that performance thereof does not affect the firm's independence.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     Proposal 3.   Approval of Amendment to 1993 Stock and Performance Plan

     At the 1993 annual meeting, stockholders approved the CPC International Inc. 1993 Stock and Performance Plan (the "Plan"). The Plan is designed to promote the long-term financial success of the Company through performance-related incentives to executive personnel. The Plan provides for grants of stock options, restricted stock awards, and performance awards. Information with respect to the current operation of the Plan appears on page 8 of this proxy statement.

     The Omnibus Budget Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code of 1986. Under this section, the allowable tax deduction for certain compensation paid to each of the executive officers named in the Summary Compensation

Table on page 11 is limited to $1 million. Certain performance-based compensation, however, is not subject to this deduction limitation. The material terms of such performance-based compensation, including the maximum amounts payable to any individual and the performance goals to be used, must be disclosed to stockholders and approved by them for the compensation to qualify as performance-based.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Plan which should satisfy the new requirements for full deductibility of compensation paid under the stock option and performance award components of the Plan. The main features of the amendment are as follows, but the description is qualified in its entirety by reference to the complete text of the amendment, which appears as an Exhibit to this proxy statement.

     - The number of options that may be awarded to any individual in any one calendar year will be limited to 150,000 shares.

     - Performance goals will be established as the basis of performance awards and payments. The performance goals will be selected from one or more of the following criteria and objectives: total stockholder return (based on the change in the price of a share of the Company's common stock, and dividends paid); earnings per share; operating income; net income; return on stockholders' equity; return on assets; economic value added; and cash flows. The Compensation and Nominating Committee of the Board of Directors shall establish the applicable performance goal within the time period required for the compensation to qualify as performance-based under Section 162(m). Also, payments to any individual in respect of performance awards for any performance cycle shall not exceed $5 million in cash and shall not exceed 150,000 shares of common stock of the Company.

VOTE REQUIRED

     The favorable vote of a majority of the shares of stock present, or represented by proxy, at the annual meeting is required for approval by the stockholders of the amendment to the 1993 Stock and Performance Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if other proposals are properly presented, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

                     PROPOSALS FOR THE 1996 ANNUAL MEETING

     It is anticipated that the 1996 annual meeting of stockholders will be held on Thursday, April 25, 1996. Stockholder proposals for inclusion in the Company's proxy statement for that meeting must be received by the Secretary of the Company no later than November 15, 1995. Additionally, under the Company's By-laws, any other business, including the nomination of candidates for director, may be presented at the meeting by a stockholder only if a written notice identifying such business or candidates is received by the Secretary of the Company not earlier than January 26 nor later than February 23, 1996. A copy of the By-laws will be furnished to any stockholder without charge upon written request to the Secretary.

                             ADDITIONAL INFORMATION

     If you plan to attend the Annual Meeting, please complete the reservation form on the inside back cover and return it either with your proxy card or directly to the Company at the address indicated on the reservation form.

     A summary of the meeting will be included in the midyear report which will be mailed to stockholders on or about July 25, 1995.

     The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

     PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                        By order of the Board of Directors,

                                        /s/ JOHN B. MEAGHER

                                        John B. Meagher
                                        Secretary

                      RESERVATION FORM FOR ANNUAL MEETING

     If you plan to attend the CPC International Inc. annual meeting of stockholders to be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New Jersey, at 9:30 A.M. on Thursday, April 27, 1995, this form may be used to request an admission ticket. The envelope provided for the return of your proxy card may be used to return this form or you may mail it directly to
C. B. Magarro, Assistant Secretary, International Plaza, P.O. Box 8000, Englewood Cliffs, New Jersey 07632-9976.

     I plan to attend the meeting. Please send me an admission ticket for the number of persons indicated below.

Name
       -------------------------------------------------------------------------

Address
        ------------------------------------------------------------------------

City, State                                              Zip Code
             -------------------------------------------           -------------

Number of persons attending
                            ----------------------------------------------------

                                                                         EXHIBIT

                                  AMENDMENT OF
                             CPC INTERNATIONAL INC.
                        1993 STOCK AND PERFORMANCE PLAN

FIRST:     The first sentence of Section 1.3 is revised to read as follows:

           The Plan shall be administered by the Compensation and Nominating Committee of the Board of Directors, which shall consist of two or more members, each of whom is a Disinterested Person and an outside director within the meaning of Section 162(m) of the Code.

SECOND: Section 2.1 is relettered to be Section 2.1(a), and a new Section 2.1(b) is added to the Plan to read as follows:

           (b) Notwithstanding any other provision of the Plan, in no event shall any Participant be awarded Options covering more than 150,000 shares in any one calendar year.

THIRD:     The second paragraph of Section 4.2 is revised to read as follows:

           The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select; provided, however, that such selection shall be from among one or more of the following criteria and objectives: total stockholder return (based on the change in the price of a share of the Company's Common Stock, and dividends paid); earnings per share; operating income; net income; return on stockholders' equity; return on assets; economic value added; and cash flows. The Committee shall establish the applicable Performance Goal for the relevant Cycle in writing prior to the latest date permitted in order for the Performance Units to be treated as qualified performance-based compensation under Section 162(m) of the Code and regulations and Internal Revenue Service administrative pronouncements thereunder. During any Cycle, and subject to Section 4.3(a), the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events experienced by the Company during the Cycle, but only to the extent such adjustment would not cause any portion of the Performance Units, upon payment, to be non-deductible pursuant to Section 162(m) of the Code.

FOURTH:    Section 4.3(a) is revised to read as follows:

           (a) The Committee shall determine the number of Performance Units contingently allotted to each Participant for the Cycle which have been earned by him on the basis of the Company's performance in relation to the established Performance Goals. The Committee shall certify in writing, prior to any payment in respect of Performance Units pursuant to subsection (b), the extent to which the Performance Goals have been satisfied. Such written certification may be made in approved minutes of a Committee meeting or in any other manner which satisfies the requirements for tax deductibility under Section 162(m) of the Code. Notwithstanding any other provision of the Plan, payments of cash, shares of Common Stock, or any combination thereof (as determined by the Committee under Section 4.3(b)) to any Participant in respect of Performance Units under subsection (b) for any Cycle shall not exceed $5,000,000, with respect to the cash payment for such Units, and shall not exceed 150,000 shares of Common Stock, with respect to the Common Stock payment for such Units.

FIFTH: The first sentence of Section 4.3(b) is deleted and replaced with the following sentences:

           (b) Payment in respect of the Performance Units which are earned by a Participant shall be made in cash, in shares of Common Stock of equal value (determined on the basis of Fair Market Value and computed to the nearest full share), or in any combination of cash and shares of Common Stock, as determined by the Committee in its sole discretion. Payment in shares of Common Stock shall be subject to such terms and conditions as the Committee may determine, including, among others, restrictions on the right to transfer such Common Stock. The Committee shall also have discretion to provide that the payment of a Performance Unit may be deferred until the expiration of such period of time or the fulfillment of such other conditions as the Committee shall specify at the time of the award.

SIXTH: This Amendment is effective as of January 1, 1995, subject to its approval by the shareholders of the Company.

PROXY

                            CPC INTERNATIONAL INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR ANNUAL MEETING ON APRIL 27, 1995


The undersigned hereby appoints CHARLES R. SHOEMATE, CLIFFORD B. STORMS and JOHN B. MEAGHER, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common and ESOP preferred stock of CPC International Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New Jersey on April 27, 1995 at 9:30 A.M., local time, or any adjournment thereof, and in their discretion, upon any matters which may properly come before the meeting.

Election of four Directors, each for a term of three years.
Nominees:
Alfred C. DeCrane, Jr.
Robert J. Gillespie
Ellen R. Gordon
George V. Grune

Election of one Director for a term of one year.
Nominee: Eileen S. Kraus


        (Change of Address/Comments)

--------------------------------------------------------

--------------------------------------------------------

--------------------------------------------------------

--------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

SEE REVERSE SIDE

(LOGO)  Printed on recycled paper


/ X / Please mark your votes as in this example.                           6654

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THE ESOP TRUSTEE SHALL VOTE UNALLOCATED ESOP PREFERRED STOCK AS DIRECTED ON THIS PROXY BY THE PARTICIPANT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1.  Election of Directors (see reverse)

             FOR        WITHHELD

             / /          / /

For, except vote WITHHELD from the following nominee(s):

----------------------------------------------------------------

2.  Appointment of KPMG Peat Marwick LLP as Independent Auditors

             FOR         AGAINST        ABSTAIN

             / /          / /             / /

3.  Approval of Amendment to the 1993 Stock and Performance Plan

             FOR         AGAINST        ABSTAIN

             / /          / /             / /

SPECIAL ACTION

Discontinue Annual Report Mailing for this Account  /  /

Change of Address on Reverse Side.  /  /


PLEASE DATE, SIGN EXACTLY AS NAME APPEARS HEREON AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


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SIGNATURE(S)                                              DATE